Exhibit 3.1

STATE of DELAWARE

CERTIFICATE OF INCORPORATION

OF

TEXAS INDUSTRIES, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Texas Industries, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 100,000 shares of common stock, par value $0.01 per share. Each share of common stock shall be entitled to one vote and to all other rights of stockholders.

FIFTH: All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the board of directors of the Corporation (the “Board of Directors”). The size of the Board of Directors shall be determined as set forth in the bylaws of the Corporation, as in effect from time to time (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws shall so require.

SIXTH: In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal bylaws made by the Board of Directors.

SEVENTH: It is hereby expressly provided that the directors and officers and former directors and officers of the corporation shall be fully protected and indemnified against any personal liability to others that may arise by reason of any of their actions taken in good faith on behalf or for the benefit of the Corporation to the fullest extent permitted by the laws of the State of Delaware. To the fullest extent permitted by the DGCL, directors and former directors of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH: The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws.

NINTH: The Corporation shall not be governed by Section 203 of the DGCL.